Exhibit 10.3

OSHKOSH CORPORATION

Summary of Cash Compensation for Non-Employee Directors

Cash compensation for non-employee members of the Board of Directors (the “Board”) of Oshkosh Corporation consists of payment of the following: (i) an annual retainer of $107,500 for each non-employee director; (ii) an additional annual retainer of $170,000 for the non-employee Chair of the Board; (iii) an additional annual retainer of $13,500 for each Board Committee on which a non-employee director serves during the calendar year; (iv) an additional annual retainer of $20,000 to the non-employee Chair of the Audit Committee of the Board; (v) an additional annual retainer of $15,000 to the non-employee Chair of each of the Governance Committee and the Human Resources Committee of the Board; and (vi) reimbursement of reasonable travel and related expenses incurred in attending Board and Board committee meetings and continuing education programs.